UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 16, 2015

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number,
including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2015, the Board of Directors (the “Board”) of Momenta Pharmaceuticals, Inc. (the “Company”) appointed Georges Gemayel, Ph.D. as a director of the Company, effective January 1, 2016.  Dr. Gemayel was appointed as a Class I director and will serve until the Company’s 2017 annual meeting of stockholders.  Dr. Gemayel has been appointed to serve on the Audit Committee of the Board, effective January 1, 2016.

Dr. Gemayel will participate in the Company’s standard compensation program for non-employee directors, including an aggregate annual retainer of $50,000 for his service as a member of the Board and of the Audit Committee and an initial award of an option to purchase 30,000 shares of the Company’s common stock (the “Initial Award”).  The Initial Award will have an exercise price equal to the closing price per share of the Company’s common stock on the date of grant, and will vest and become exercisable with respect to 10,000 shares on the one year anniversary of the grant date and with respect to the remaining shares in equal quarterly installments over the following two years, subject to Dr. Gemayel’s continued service on the Board through the applicable vesting date.  Dr. Gemayel will also enter into the Company’s standard indemnification agreement for directors and officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: September 18, 2015	By:	/s/ Bruce A. Leicher

Bruce A. Leicher
Senior Vice President, General Counsel and Secretary